Exhibit 10.2

SUNSHINE HEART, INC.
STOCK OPTION GRANT NOTICE
(2013 NON-EMPLOYEE DIRECTORS’ EQUITY INCENTIVE PLAN)

Sunshine Heart, Inc. (the “Company”), pursuant to its 2013 Non-Employee Directors’ Equity Incentive Plan (the “Plan”), hereby grants to Participant an Option to purchase the number of shares of the Company’s Common Stock set forth below. This Option is subject to all of the terms and conditions as set forth in this notice, in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this notice and the Plan, the terms of the Plan will control.

Participant:

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (Per Share):

Expiration Date:

Type of Grant:	Nonstatutory Stock Option ☐

Vesting Schedule:	1/48 of the shares will vest each month on the monthly anniversary of the Vesting Commencement Date until fully vested.

Payment:	By one or a combination of the following items (described in the Option Agreement):

☐ By cash, check, bank draft or money order payable to the Company;

☐ By delivery of already-owned shares if the shares are publicly traded;

☐ By a “net exercise” arrangement (as described in your Option Agreement); or

☐ Pursuant to a broker assisted cashless exercise.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Participant acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not

be modified, amended or revised except as provided in the Plan. Participant further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Participant and the Company regarding this Option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) Options previously granted and delivered to Participant, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written service severance arrangement that would provide for vesting acceleration of this Option upon the terms and conditions set forth therein.

By accepting this Option, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

SUNSHINE HEART, INC.		OPTIONHOLDER:

By:
	Signature	Signature
Title:		Date:

Date:

ATTACHMENTS: Option Agreement, 2013 Non-Employee Directors’ Equity Incentive Plan and Notice of Exercise

ATTACHMENT I

OPTION AGREEMENT

ATTACHMENT II

2013 NON-EMPLOYEE DIRECTORS’ EQUITY INCENTIVE PLAN

ATTACHMENT III

NOTICEOF EXERCISE

SUNSHINE HEART, INC.
2013 NON-EMPLOYEE DIRECTORS’ EQUITY INCENTIVE PLAN

OPTION AGREEMENT FOR NON-EMPLOYEE DIRECTORS
(NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Sunshine Heart, Inc. (the “Company”) has granted you an Option (“Option”) under its 2013 Non-Employee Directors’ Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Option are as follows:

1.                                      VESTING.  Subject to the provisions contained herein, your Option will vest as provided in your Grant Notice.  Vesting will cease upon the termination of your Continuous Service.

2.                                      NUMBER OF SHARES AND EXERCISE PRICE.  The number of shares of Common Stock subject to your Option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3.                                      EXERCISE.

(a)                                 You may exercise the vested portion of your Option during its term by (i) delivering the Notice of Exercise, attached hereto as Exhibit A and by completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate.  You may exercise your Option only for whole shares of Common Stock; the Company shall not be required to issue any fractional shares of Common Stock under any circumstances.

(b)                                 By exercising your Option you agree that, as a condition to any exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of your Option.

(c)                                  The exercise of your Option must comply with all applicable laws and regulations governing your Option, and you may not exercise your Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.  Notwithstanding anything to the contrary contained herein, the Committee may suspend your right to exercise the Option for any period of up to 180 days in any 365-day period for which the Committee determines, in good faith, that such suspension would be necessary or advisable in order to comply with the requirements of (i) any applicable federal securities law or rule or regulation thereunder; (ii) any rule of a national securities exchange, national securities association, or other self-regulatory organization; or (iii) any other federal or state law or regulation (each an “Option Exercise Suspension”).  Notwithstanding the foregoing, no Option

Exercise Suspension shall extend the term of the Option in a manner that would result in the Option becoming nonqualified deferred compensation subject to Section 409A of the Code.

4.                                      METHOD OF PAYMENT.  Payment of the exercise price is due in full upon exercise of all or any part of your Option. You may elect to make payment of the exercise price in cash or by check or in any one or more of the following manners unless otherwise provided in your Grant Notice:

(a)                                 Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b)                                 Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your Option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your Option by delivery to the Company of Common Stock if doing so would violate the provisions of the Listing Rules, any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)                                  Subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your Option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.  You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment.  Shares of Common Stock will no longer be outstanding under your Option and will not be exercisable thereafter if those shares are (i) used to pay the exercise price pursuant to the “net exercise,” (ii) delivered to you as a result of such exercise, and (iii) withheld to satisfy tax withholding obligations.

5.                                      TERM.  You may not exercise your Option before the Date of Grant or after its Expiration Date. The term of your Option commences on the Date of Grant and expires upon the earliest of the following:

(a)                                 immediately upon the termination of your Continuous Service for Cause;

(b)                                 three (3) months after the termination of your Continuous Service for any reason other than Cause, Disability or death or within 12 months of a Change in Control;

(c)                                  twelve (12) months after the termination of your Continuous Service due to your Disability;

(d)                                 eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e)                                  twelve (12) months after the termination of your Continuous upon, or within 12 months of a Change in Control;

(f)                                   the Expiration Date indicated in your Grant Notice; or

(g)                                 the day before the tenth (10th) anniversary of the Date of Grant.

6.                                      TRANSFERABILITY.  Your Option is not transferable, except (i) by will or by the laws of descent and distribution, (ii) pursuant to a domestic relations order and (iii) with the prior written approval of the Company, by instrument to an inter vivos or testamentary trust, in a form accepted by the Company, in which the Option is to be passed to beneficiaries upon the death of the trust or (settlor).

7.                                      INVOLUNTARY TERMINATION FOLLOWING A CHANGE IN CONTROL.

(a)                                 If, as a condition of a Change in Control, you are required to resign your position as a Non-Employee Director, all your outstanding Options shall become fully vested and exercisable immediately prior to the effectiveness of such resignation (and contingent upon the effectiveness of the Change in Control).  Additionally, upon a Change in Control event (other than due to a change in the Incumbent Board) and subject to your Continuous Service through the effective date of such Change in Control, all of your outstanding Options will automatically become fully vested and  immediately exercisable in full.

(b)                                 Any payment to which may be entitled pursuant to the Grant Notice or this Option Agreement shall be subject to Section 11(e) of the Plan, as if it were included herein.

8.                                      OPTION NOT A SERVICE CONTRACT.  Your Option is not an employment or service contract, and nothing in your Option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your Option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

9.                                      WITHHOLDING OBLIGATIONS.

(a)                                 At the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Option.

(b)                                 Upon your request and subject to approval by the Company, in its sole discretion, and in compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your Option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your Option as a liability for financial accounting purposes). Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)                                  You may not exercise your Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your Option when desired even though your Option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock unless such obligations are satisfied.

10.                               TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your Option or your other compensation. In particular, you acknowledge that this Option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option.

11.                               NOTICES. Any notices provided for in your Option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12.                               GOVERNING PLAN DOCUMENT. Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your Option and those of the Plan, the provisions of the Plan will control. In addition, your Option (and any compensation paid, shares issued under your Option, or proceeds received upon the sale of such shares) is subject to recoupment in accordance with The Dodd—Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback or compensation recovery policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

13.                               EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.  The value of this Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

14.                               VOTING RIGHTS.  You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

15.                               SEVERABILITY.  If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

16.                               CONSENT TO TRANSFER OF PERSONAL DATA.  In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for the Company to transfer certain Participant data to an affiliate or to its outside service providers or governmental agencies. By accepting the Option, you consent, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of your personal data to such entities for such purposes.

17.                               MISCELLANEOUS.

(a)                                 The rights and obligations of the Company under your Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)                                 You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Option.

(c)                                  You acknowledge and agree that you have reviewed your Option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Option, and fully understand all provisions of your Option.

(d)                                 This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)                                  All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

*   *   *

This Option Agreement will be deemed to be signed by you upon the signing by you of the Stock Option Grant Notice to which it is attached.

NOTICE OF EXERCISE

SUNSHINE HEART, INC.
12988 Valley View Road
Eden Prairie, MN 55344	Date of Exercise:

This constitutes notice to Sunshine Heart, Inc. (the “Company”) under my Option that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) for the price set forth below.

Type of Option (check one):	Nonstatutory

Stock Option dated:

Number of Shares as to which Option is exercised:

Certificates to be issued in name of:

Total exercise price:	$

Cash payment delivered herewith:	$

[Value of Shares delivered herewith(1):	$]

[Value of Shares pursuant to net exercise(2):	$]

[[Regulation T Program (cashless exercise(3)):	$]

(1)                                 Shares must meet the public trading requirements set forth in the Option. Shares must be valued in accordance with the terms of the Option being exercised, and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from certificate.

(2)                                 Sunshine Heart, Inc. must have established net exercise procedures at the time of exercise, in order to utilize this payment method.

(3)                                 Shares must meet the public trading requirements set forth in the option.

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Sunshine Heart, Inc. 2013 Non-Employee Director’s Equity Incentive Plan, and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this Option.

Very truly yours,